Dear ____________

RE: (CDN) $50,000 per unit private placement in Imaging PET Technologies, Inc.

You participated in an amount of (CDN) $50,000 representing 1 unit of an Imaging PET Technologies (IPT) private placement.  In that offering you were given the choice of one of two options:

a)	to receive 100,000 common shares of IPT

or

b)	to receive the equivalent of 1,000,000 Positron common shares

This option was expedited by the creation for Positron Corporation of a Class B convertible preferred share which is convertible into 100 Positron common shares. Each $50,000 unit is therefore exercisable into 10,000 Positron Class B Preferred shares.  Each unit of 10,000 Positron Class B Preferred shares is convertible into 1,000,000 Positron common shares

c)	Additionally you received warrants which are exercisable into 250,000 Positron common shares at (US) .05 per share for a period to end December 31st 2007.

We understand that verbally you have indicated your desire to exercise your option to accept the Positron Class B shares and to get delivery of a warrant agreement on the warrant component as described.

Please sign the document attached and return it to us to be processed.

With your signature:

1)
The investors in the IPT private placement have exercised their option to acquire Positron Class B Preferred Shares which will be convertible at a rate of 100 Positron common shares behind each Positron Class B Preferred Share.

2)	These Positron Class B Preferred Shares are currently subscribed for by IPT.

3)	IPT will cause Positron to issue Positron Class B Preferred Shares directly to each holder.

4)
The Positron Class B Preferred Shares will then be subject to a registration statement which will be filed with the USA SEC to register said shares for sale and an application for trading in the USA Bulletin Board market.

5)
Because the Class B has a 100 to 1 conversion feature, the Positron Preferred Shares under normal market conditions would be expected to trade in the stock market at parity to the underlying POSC common shares, i.e. 100 times the trading price of the common shares.

6)	Each investor upon deciding to exercise their option:

(i)
Can choose to take physical delivery of the Positron Class B Preferred Shares which will come with a legend affixed making them non-transferable until after a registration statement becomes effective or under SEC rule 144.

Or alternatively

(ii)
Will allow us to instruct that they be held by the transfer agent until the registration statement becomes effective.  Filing of the registration will be facilitated by Positron legal counsel and transfer agent.

Through this methodology your investment may be accelerated toward being freely traded. Please complete the form attached and we will expedite the transfers.

Thank you for your patience.
Patrick Rooney
Chairman
Imaging PET Technologies, Inc.

I, _______________, invested (CND) $50,000 in the Imaging PET Technologies, Inc. (IPT) private placement offering (the “Offering”). The Offering gives me an option to elect to acquire Class B Preferred Shares of Positron Corporation from the shares that have been subscribed for by IPT. I have elected to exercise my option to directly purchase those Positron Class B Preferred Shares which have been subscribed for by IPT in an amount of 10,000 Positron Class B Preferred Shares that will be registered into the name of ___________________.  These Class B Convertible Preferred Shares will be included in a registration statement to be filed with the USA SEC by Positron Corporation at its earliest convenience. It is understood that each POSC Class B Preferred Share is convertible at any time into 100 POSC common shares.

Please expedite my request to register for free trading and sale my Positron Class B Convertible Preferred stock holdings.

Sign Investor’s Name

Print Investor’s Name

Dated:

•	Please fax to 1-866-941-9860